TRANSITION AGREEMENT
THIS TRANSITION AGREEMENT (the “Agreement”) is entered into as of February 11, 2020 (the “Effective Date”), by and among TriNet Group, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and Richard Beckert (the “Executive”).
RECITALS
WHEREAS, the Executive is currently serving as the Senior Vice President and Chief Financial Officer of the Company pursuant to the Company’s offer letter to the Executive dated March 31, 2017 (the “Offer Letter”) and the employment agreement entered into by the Company and the Executive on March 31, 2017 (the “Employment Agreement”);
WHEREAS, the Executive and the Company have mutually agreed to provide for an orderly transition of the Executive’s duties and responsibilities to a new Chief Financial Officer and the Executive desires to assist the Company in realizing such an orderly transition;
WHEREAS, the Executive and the Company mutually desire that the Executive continues in his current role, with the Executive’s current roles and responsibilities, until such time as his successor commences his or her employment with the Company;
WHEREAS, in furtherance of the foregoing, the Executive and the Company have negotiated and reached an agreement with respect to all rights, duties and obligations arising between them, including, but in no way limited to, any rights, duties and obligations that have arisen or might arise out of or are in any way related to the Executive’s continued employment with the Company and the conclusion of that employment.
NOW THEREFORE, in consideration of the covenants and mutual promises recited below, the parties agree as follows:
1.Transition of Duties. During the period beginning on the Effective Date and ending on the first to occur of: (i) the date on which another individual is appointed by the Company to serve as its Chief Financial Officer and such individual serves the Company in such capacity (or such later date as is determined by the Company as the effective date of such appointment for the purposes of this Agreement), and (ii) May 15, 2020 (the first to occur of the date on which another individual is appointed by the Company to serve as its Chief Financial Officer and May 15, 2020, the “Transition Date”), the Executive shall continue to serve the Company as its Senior Vice President and Chief Financial Officer. During the period from the Effective Date until the Transition Date, the Executive shall continue to serve as the Chief Financial Officer of the Company and shall devote his best efforts and substantially all of his business time and attention (except for vacation periods and reasonable periods of illness or other incapacity permitted by the Company’s general employment policies) to the business of the Company in such capacity, consistent with his current role and responsibilities. On and from the Transition Date, the Executive shall continue to serve as a Vice President of Finance of the Company until May 15, 2020, the “Separation Date”, in order to timely and accurately respond to reasonable requests by the Company to the extent reasonably possible with respect to the transition of his duties following the Transition Date and other matters involving the Company about which the Executive has or may have personal knowledge (other than the Executive’s separation or any other claim the Executive may bring against the Company that is not released under the Releases), including any such matters which may arise after the Transition Date (the period from the Transition Date to the Separation Date, the “Transition Period”).

2.Compensation.  As compensation for the Executive’s continuing employment and service hereunder, in recognition of the Executive’s contributions to the Company and as consideration for the Releases (as defined below), the Executive’s agreement to the Transition Period, if applicable, and the respective terms and conditions thereof, and the other promises of the Executive contained in this Agreement, which shall be deemed to include the Executive’s agreement to (A) remain in the employ of the Company as described above through the Transition Date, (B) to continue to serve as a Vice President of the Company until the Separation Date, on such terms and with such responsibilities as will ensure the proper transition from the Executive to his successor his duties and responsibilities as Chief Financial Officer, including (1) assisting the Executive’s successor with all public filings as would typically be required by the principal financial officer in the normal course of his or her responsibilities, (2) assisting the Executive’s successor with all communications with investors and other third parties as would typically be required by the principal financial officer in the normal course of his or her responsibilities and (3) timely and accurately responding to reasonable requests by the Company to the extent reasonably possible with respect to the transition of his duties following the Transition Date, (C) timely and accurately respond to other matters involving the Company about which the Executive has or may have personal knowledge (other than the Executive’s separation or any other claim the Executive may bring against the Company that is not released under the Releases), including any such matters which may arise after the Transition Date, (D) comply with the Company’s Business Ethics and Code of Conduct Policy and other policies relating to conduct, as in effect from time to time and applicable to its executive officers, and (E) subject to Section 7(a) below, comply with all covenants to which the Executive has agreed as part of his employment with the Company, including, but not limited to, those in the Proprietary Information and Invention Agreement with the Executive (as amended from time to time, the “Proprietary Information Agreement,” a copy of which is attached hereto as Appendix A), (the covenants described in the immediately preceding clauses (A) through (E) of this Section 2 are collectively referred to herein as the “Covenants”); provided, that the Executive timely signs and returns this Agreement, complies with Covenants and complies with Sections 8, 10 and 14 below and does not revoke the Releases, the Company will provide the Executive with the following compensation and benefits:
(a)    Base Salary and Benefit Plan Participation.  During the periods from the Effective Date until the Transition Date and during the Transition Period, the Executive will (i) receive his base salary as in effect on the Effective Date and (ii) participate in the Company’s retirement and welfare benefit plans, perquisite programs, expense reimbursement and vacation policies, as such plans, programs and policies may be in effect from time to time (collectively, the “Plans”).
(b)    Benefits Upon Separation Date. Subject to the Executive (i) not unilaterally terminating his employment with the Company prior to the Transition Date without mutual consent of the Company, (ii) timely and accurately responding to reasonable requests by the Company to the extent reasonably possible with respect to the transition of his duties following the Transition Date and other matters involving the Company about which the Executive has or may have personal knowledge (other than the Executive’s separation or any other claim the Executive may bring against the Company that is not released under the Releases), including any such matters which may arise after the Transition Date, and (iii) not being terminated by the Company for Cause (as defined in Section 2(c)) below), the Executive shall be entitled to the following benefits:
(i)    Lump-Sum Payment.  The Company will make a lump sum severance payment to the Executive on the 60th day after the Separation Date in an amount equal to twelve (12) months of the Executive’s base salary as in effect on the Effective Date, subject to any applicable withholdings and deductions.

(ii)    Bonus Payments.  The Company shall pay the Executive an annual cash performance bonus for 2020 (the “2020 Bonus”) at such time as the annual bonuses for 2020 are paid by the Company to its other executive officers, but in no event later than March 15, 2021. The amount of such 2020 Bonus shall be at Executive’s target bonus amount for 2020, subject to adjustment based on the actual performance of the Company and the achievement of corporate performance goals, and the amount paid shall be prorated by multiplying the Executive’s target 2020 bonus amount, as adjusted for the Company’s performance, by 0.3689. Achievement against corporate performance goals and, therefore, the actual amount of the 2020 Bonus earned by Executive, will be at the same level determined by the Company, in its sole discretion, subject to the approval of the Compensation Committee (“Compensation Committee”) of the Board of Directors (the “Board”) of the Company, in its sole discretion, as the level of funding used to calculate the funded bonus pool for all other executive officers, and any discretion exercised must be exercised in a manner that is consistent with treatment for other executive officers with no reference to achievement of individual objectives.
(iii)    Benefits.  Upon separation from the Company, if the Executive timely elects continued health insurance coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act, Section 4980B of the Internal Revenue Code and any state law of similar effect (“COBRA”), the Company will pay the COBRA premiums for the Executive and his eligible dependents for up to the first twelve (12) months of such coverage, or until such earlier date as (A) he or his dependents are no longer eligible for such coverage or (B) he or his dependents become eligible for health insurance coverage from another source; provided that, if payment of such premiums would result in excise tax or other penalties imposed on the Company, a dollar amount equal to such premiums that the Company would have paid under this Section 2(b)(iii) during the applicable payment period shall be paid to the Executive, instead of such premium, as additional cash severance pay. Any payments under this Section 2(b)(iii) are payable in equal installments in accordance with the Company’s payroll practices no less frequently than semimonthly. The Executive must promptly inform the Company, in writing, if he or his dependents become eligible for health insurance coverage from another source during this period of coverage.
(iv)    Equity Awards. On the Separation Date, the vesting of each then outstanding, unvested equity award (including any options, RSUs, RSAs and PSUs) held by the Executive will accelerate as to 100% of any then unvested shares that would have otherwise vested during the six-month period following such date, which shall, for sake of clarity, include all shares underlying unvested equity awards that would have otherwise vested through and including November 15, 2020. The Executive shall have 30 days following such date (or the applicable expiration date, if earlier) to exercise any then-vested options of the Company.
(c)    For purposes of this Agreement, “Cause” will mean (i) a willful act or omission involving gross misconduct or fraud that results in material injury to the Company, (ii) a willful refusal or failure to follow lawful and reasonable directions of the Board or an individual to whom the Executive reports (as appropriate); provided that, during the Transition Period, the Board and any individual to whom the Executive reports may not prescribe any directions or assign any responsibilities not otherwise contemplated by Section 2(b) of this Agreement, , (iii) a willful and habitual neglect of duties, (iv) a material breach by the Executive of this Agreement, the Proprietary Information Agreement or any other contract or agreement between the Executive and by the Company or (v) the commission of a felony or crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof. No act, omission or failure to act by the Executive shall be deemed “willful” unless committed without good faith and without reasonable belief that the act, omission or failure to act was in the Company’s best interests.  Notwithstanding the foregoing, in each case, except in the case of gross misconduct (as determined in the sole discretion of the Board) or in the case of any act or omission for which cure is not possible, the Executive will receive written notice of any finding of Cause and a thirty (30) day cure period thereafter.  Whether or not such Cause has been cured will be decided by the Board, in its sole discretion.
3.Employment Location. Except as set forth herein, beginning on the Effective Date, the Executive may perform his duties as Senior Vice President and Chief Financial Officer, or his successor duties during the Transition Period as Vice President of Finance, from any location in the United States; provided that, following the date of this Agreement, the parties shall in good faith negotiate a schedule that is mutually agreeable to the Company and the Executive which will set forth the Executive’s work location between the Effective Date and May 15, 2020; provided, further, that the Company shall reimburse the Executive for any reasonable travel and lodging expenses in connection with the Executive’s travel.
4.No Additional Entitlements. The Executive understands and acknowledges that he will have no further entitlements, other than (a) those recited in this Agreement and (b) accrued rights and entitlements that have vested as of the Separation Date under the Plans. The Executive hereby acknowledges that the Executive has no interest in or claim of right to reinstatement, reemployment or employment with the Company, and the Executive forever waives any interest in or claim of right to any future employment by the Company.
5.Withholding. All payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
6.Section 409A Compliance. It is intended that any amounts payable under this Agreement and the Company’s and the Executive’s exercise of authority or discretion hereunder shall comply with the provisions of Internal Revenue Code Section 409A and the treasury regulations and guidance thereunder (“Section 409A”) so as not to subject the Executive to the payment of interest and tax penalty which may be imposed under Section 409A. Notwithstanding anything contained herein to the contrary, if, at the Executive’s separation from service, (a) the Executive is a specified employee as defined in Section 409A and (b) any of the payments or benefits provided hereunder constitute deferred compensation under Section 409A, then, and only to the extent required by such provisions, the date of payment of such payments or benefits otherwise provided shall be delayed for a period of six months following the separation from service, and any amounts so delayed shall be paid during the seventh month following separation from service. Any reimbursement amounts payable under this Agreement shall be paid promptly after receipt of a properly documented request for reimbursement from the Executive, provided no amount shall be paid later than December 31 of the year following the year during which the reimbursable amounts were incurred by the Executive.
7.Executive Protections; Defend Trade Secrets Act.
(a)    Nothing in this Agreement or otherwise limits the Executive’s ability to communicate directly with and provide information, including documents, not otherwise protected from disclosure by any applicable law or privilege to the Securities and Exchange Commission (the “SEC”), or any other federal, state or local governmental agency or commission or self-regulatory organization (each such agency, commission or organization, a “Government Agency”) regarding possible legal violations, without disclosure to the Company. The Company may not retaliate against the Executive for any of these activities, and nothing in this Agreement requires the Executive to waive any monetary award or other relief that the Executive might become entitled to from the SEC or any other Government Agency.

(b)    Pursuant to the Defend Trade Secrets Act of 2016, the Executive and the Company acknowledge and agree that the Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the trade secret to the Executive’s attorney and may use the trade secret information in the court proceeding, if the Executive (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.
8.Execution of Agreement; Release of Claims. Subject to Section 7(a) above, the payments and benefits to the Executive pursuant to this Agreement are contingent upon (a) the Executive executing and delivering to the Company this Agreement and a release of claims in the form attached to this Agreement as Appendix B (the “Initial Release”) by 5:00 p.m. Pacific on March 3, 2020, (b) the Executive executing and delivering to the Company on the first business day following the Separation Date, a release of claims in substantially the same form as the Initial Release, effective as of that date (the “Second Release” and together with the Initial Release, the “Releases”) and (c) the Executive not revoking either of the Releases.
9.Return of Property. Subject to Section 7(a) hereof, on or prior to the Separation Date, the Executive will return all of the Company’s property. Such property includes, but is not limited to, the original and any copies of any confidential information or trade secrets, keys, pass cards, building identity cards, mobile telephones, tablet devices, laptop computers, corporate credit cards, customer lists, files, brochures, documents or computer disks or printouts, equipment and any other item relating to the Company and its business, provided that it would not be a violation of this Section 9 for the Executive to retain copies of publicly-filed documents. Further, other than in the performance of the Executive’s duties and subject to Section 7(a) hereof, the Executive will not take, procure, or copy any property of the Company before, on, after or in anticipation of the Separation Date. For purposes of this Section 9, “Company” shall include the Company, its subsidiaries and affiliates.
10.Cooperation. Subject to Section 7(a) hereof, in consideration for the promises and payments by the Company pursuant to this Agreement, at the request of the Company, the Executive agrees to timely and accurately respond to reasonable requests by the Company to the extent reasonably possible with respect to the transition of his duties following his termination date and other matters involving the Company about which the Executive has or may have personal knowledge (other than the Executive’s separation or any other claim the Executive may bring against the Company that is not released under the Releases), including any such matters which may arise after the Separation Date; provided that the Company shall reimburse the Executive for any out-of-pocket expenses reasonably related to such requests that are approved by the Company in advance; provided, further, that, if the incurrence of such expenses is necessary for the Executive to comply with the terms of this Section 10, the Executive shall not be required to comply with this Section 10 until such approval is granted. For purposes of this Section 10, “Company” shall include the Company, its subsidiaries and affiliates.
11.Resignations. Effective as of the Transition Date, unless otherwise requested by the Company in writing, the Executive will, automatically and without further action on the part of the Executive or any other person or entity, resign from all offices, boards of directors (or similar governing bodies), committees of such boards of directors (or similar governing bodies) and committees of the Company, its subsidiaries and affiliates, other than the office of Vice President of the Company, from which office the Executive will automatically and without further action on the part of the Executive or any other person or entity, resign on the Separation Date. In addition, and without limiting the effectiveness of the resignations in the immediately preceding sentence, on the Transition Date, the Executive will execute and deliver to the Company a written resignation from his position as Chief Financial Officer of the Company. The Executive agrees that he shall execute any such further documents and instruments as may be reasonably necessary or appropriate to carry out the intent of this Section 11.
12.Non-Reliance. The Executive represents to the Company and the Company represents to the Executive that in executing this Agreement they do not rely and have not relied upon any representation or statement not set forth herein made by the other or by any of the other’s agents, representatives or attorneys with regard to the subject matter, basis or effect of this Agreement, or otherwise. The Executive (a) has reviewed with his own advisors the tax and legal consequences of entering into and the payments under this Agreement, (b) is relying solely on such advisors and not on any statements or representations of the Company, its agents or advisors, and (c) understands that he (and not the Company) shall be responsible for his own tax liability that may arise as a result of entering into and the payments under this Agreement, other than the Company’s liability with respect to any required tax withholdings thereon.
13.Assignability. The rights and benefits under this Agreement are personal to the Executive and such rights and benefits shall not be subject to assignment, alienation or transfer, except to the extent such rights and benefits are lawfully available to the estate or beneficiaries of the Executive upon death. The Company may assign this Agreement to any parent, affiliate or subsidiary and shall require any entity which at any time becomes a successor whether by merger, purchase, or otherwise acquires all or substantially all of the assets, stock or business of the Company, to expressly assume this Agreement.
14.Confidentiality, Intellectual Property, Non-Solicitation and Non-Disparagement. Subject to Section 7(a) hereof, the Company and the Executive acknowledge and agree that the provisions of the Proprietary Information Agreement, and all other Covenants shall continue to apply to the Executive prior to and after the Separation Date as if fully set forth in this Agreement. In addition, and in consideration of the compensation described in Section 2 hereof, and the Company’s commitments hereunder, the Company and the Executive also agree, subject to Section 7(a) hereof, as follows:
(a)    Non-Solicitation.  The Executive acknowledges that the provisions of Section 5 of the Proprietary Information Agreement relating to non-solicitation of employees shall apply for a period of twelve months following the Separation Date.
(b)    Non-Disparagement. At all times on and after the Effective Date, the Executive will not disparage, place in a false or negative light or criticize, or make any false statements that may damage the reputation of, orally or in writing, the business, products, policies, decisions, directors, officers or employees of the Company to any person; provided, however, that (i) this provision shall not apply to any truthful statements as may be required by the Executive in the course of his duties as Chief Financial Officer; provided, further, that this provision shall not apply to any truthful statements made by the Executive to the Board (or a committee or subcommittee of the Board) if such statements are provided at the request of the Board (or a committee or subcommittee thereof) in the course of carrying out its duties and responsibilities and (ii) that the Executive may respond accurately and fully to any question, inquiry, or request for information when required by legal process or in response to a governmental inquiry.. The Company agrees that, on or about the Effective Date, it will provide a direction to its Board of Directors, its “officers” (as such term is defined by Section 16 of the Securities Exchange Act of 1934 (“Section 16 Officers”)), and any individual who directly reports to the Chief Executive Officer of the Company, not to disparage, place in a false or negative light or criticize, orally or in writing, the Executive to any person or in any way;  The Company further agrees that the

Company, as represented by its Board of Directors and its Section 16 Officers or any combination thereof, will not disparage, place in a false or negative light or criticize, or make any false statements that may damage the reputation of the Executive, orally or in writing, to any person;  provided, however, that the Board of Directors and the Section 16 Officers may respond accurately and fully to any question, inquiry, or request for information when required by legal process or in response to a governmental inquiry.
(c)    Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in this Section 14 will cause irreparable damage to the Company, its subsidiaries and affiliates and their respective goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in this Section 14, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. The Executive agrees not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages, and the Executive agrees to waive any requirements for the securing or posting of any bond in connection with such remedy. The provisions of this Section 14(c) shall apply to the Company with respect to the second sentence of Section 14(b) mutatis mutandis. For purposes of this Section 14, “Company” shall include the Company, its subsidiaries and affiliates.
This Section does not, in any way, restrict or impede the Executive from exercising protected rights, including those under the California Fair Employment and Housing Act (FEHA), the National Labor Relations Act (NLRA), or the federal securities laws, including the Dodd-Frank Act, to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency; provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Company’s Chief Legal Officer at Samantha.Wellington@TriNet.com
15.Entire Agreement.  The Executive acknowledges and agrees that this Agreement, together with the Appendices hereto and the other documents, Company plans and Company policies referred to herein, including, without limitation the Proprietary Information Agreement, any equity agreements and all agreements thereunder or related thereto to which the Executive is a party, constitute the entire agreement and understanding between the parties and supersedes any prior agreements, written or oral, with respect to the subject matter hereof, including the termination of the Executive’s employment after the Effective Date and all amounts to which the Executive shall be entitled whether during the Transition Period or thereafter, other than as specifically provided in this Agreement. The Executive acknowledges and agrees that this Agreement supersedes the terms regarding the Executive’s termination of employment set forth in the Offer Letter or Employment Agreement, and that the Company will have no additional obligation under the TriNet Group, Inc. Amended and Restated Executive Severance Benefit Plan, as amended from time to time.
16.Severability/Reasonable Alteration.  In the event that any part or provision of this Agreement shall be held to be invalid or unenforceable by a court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable part or provision had not been included therein. Further, in the event that any part or provision hereof shall be declared by a court of competent jurisdiction to exceed the maximum time period, scope or activity restriction that such court deems reasonable and enforceable, then the parties expressly authorize the court to modify such part or provision so that it may be enforced to the maximum extent permitted by law.

17.No Strict Construction.  The language used in this Agreement will be deemed to be the language chosen by the Executive and the Company to express their mutual intent, and no rule of strict construction will be applied against the Executive or the Company.
18.Insurance. The Company presently maintains general liability insurance on an occurrence basis which covers the professional activities of employed accountants and other professionals of the Company. The Company will continue to provide such coverage for the past activities of the Executive to the same extent as such coverage is provided with respect to the past activities of other former employed accountants and other professionals of the Company. In addition, the Company presently maintains directors’ and officers’ liability insurance covering its directors and officers. The Company will continue to cover the Executive under such insurance to the same extent the Company maintains such insurance from time to time for its directors and officers.
19.Applicable Law, Venue and Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles, rules or statutes of any jurisdiction. The parties irrevocably agree that all actions to enforce an arbitrator’s decision pursuant to Section 21 of this Agreement may be instituted and litigated in federal, state or local courts sitting in Santa Clara County, California and each of such parties hereby consents to the jurisdiction and venue of such court, waives any objection based on forum non conveniens and any right to a jury trial as set forth in Section 20 of this Agreement.
20.Waiver of Jury Trial.  EACH OF THE EXECUTIVE AND THE COMPANY HEREBY WAIVES, RELEASES AND RELINQUISHES ANY AND ALL RIGHTS HE/IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTIONS ARISING DIRECTLY OR INDIRECTLY AS A RESULT OR IN CONSEQUENCE OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY CLAIM OR ACTION TO REMEDY ANY BREACH OR ALLEGED BREACH HEREOF, TO ENFORCE ANY TERM HEREOF, OR IN CONNECTION WITH ANY RIGHT, BENEFIT OR OBLIGATION ACCORDED OR IMPOSED BY THIS AGREEMENT.
21.Arbitration. To provide a mechanism for rapid and economical dispute resolution, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to the Executive’s employment with the Company or the termination of the Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in Santa Clara County, California and conducted by JAMS, Inc. (“JAMS”), under its then applicable JAMS Employment Arbitration Rules and Procedures. By agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will bear all fees for the arbitration, except for any attorneys’ fees or costs associated with the Executive’s personal representation. The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.
The parties agree that the arbitration shall be kept confidential. The existence of the arbitration, any nonpublic information provided in the arbitration, and any submissions, orders or awards made in the arbitration (together, the “Confidential Arbitration Information”) shall not be disclosed to any non-party except the tribunal, JAMS, the parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose Confidential Arbitration Information to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision survives termination of the contract and of any arbitration brought pursuant to the contract.
22.Counterparts and Facsimiles.  This Agreement may be executed in several counterparts, each of which shall be deemed as an original, but all of which together shall constitute one and the same instrument. Signed copies of this Agreement may be delivered by .pdf, .jpeg or fax and will be accepted as an original.
23.Expenses.  Each of the Company and the Executive shall bear its/his own costs and expenses in connection with the negotiation and documentation of this Agreement.
24.No Reliance Upon Other Statements.  This Agreement is entered into without reliance upon any statement or representation of any party hereto or parties hereby released other than the statements and representations contained in writing in this Agreement.
25.Amendment/Waiver. This Agreement may not be modified without the express written consent of the parties hereto. Any failure by any party to enforce any of its rights and privileges under this Agreement shall not be deemed to constitute waiver of any rights and privileges contained herein.
26.Notice.  Any notice to be given hereunder shall be in writing and shall be deemed given when mailed by certified mail, return receipt requested, addressed as follows:
To the Executive at
To the most recent address provided by the Executive to the Company
To the Company at:
TriNet Group Inc.
One Park Plaza
6th Floor
Dublin, California 94568
Attn: Board of Directors
27.Company Subsidiaries, Affiliates and Divisions. For purposes of this Agreement, references to “subsidiaries,” “affiliates” or “divisions” of the Company shall mean and include those entities or persons publicly identified by the Company to a subsidiary, affiliate or division of the Company and such other entities or persons actually known by the Executive to be a subsidiary, affiliate or division of the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties hereto has duly executed this Transition Agreement as of the date and year first set forth above.

TRINET GROUP INC.

By:    /s/ Burton M. Goldfield
Its:     President and Chief Executive Officer
EXECUTIVE

By: /s/ Richard Beckert
Richard Beckert

Appendix A
TRINET GROUP, INC.
PROPRIETARY INFORMATION AND INVENTION AGREEMENT (PIIA) CHR
As part of the consideration for my continued employment and subsequent separation from service, and the compensation now or hereafter paid to me, including, but not limited to, salary, bonus awards, or other type of compensation, I agree as follows:

1.
Maintaining Confidential Company Information. I will not, during and after my employment with TriNet Group, Inc. or any of its successors, subsidiaries, assigns, related companies and divisions (collectively, the “Company”), (i) directly or indirectly disclose to any person or entity, or use, except for the sole benefit of the Company, any of the Company’s confidential or proprietary information or trade secrets (collectively, “Company Information”) or (ii) publish or submit for publication, any article or book relating to the Company, its development projects, or other aspects of Company business, without the prior written permission from the Company’s Chief Legal Officer. By way of illustration and not limitation, Company Information shall include the Company’s trade secrets; research and development plans or projects; data and reports; computer materials such as software programs, instructions, source and object code, and printouts; products prospective products, inventions, developments, and discoveries; data compilations, development databases; business improvements; business plans (whether pursued or not); ideas; budgets; unpublished financial statements; licenses; pricing strategy and cost data; information regarding the skills and compensation of other employees of the Company; the personally identifying and protected health information of other employees of the Company, including worksite employees of the Company’s customers; lists of current and potential customers of the Company; strategies, forecasts and other marketing information and techniques; employment and recruiting strategies and processes; sales practices, strategies, methods, forecasts, compensation plans, and other sales information; investor information; and the identities of the Company’s suppliers, vendors, and contractors, and all information about those supplier, vendor and contractor relationships such as contact person(s), pricing and other terms. The definition of Company Information shall include both “know-how” (i.e., information about what works well) and “negative know-how” (i.e., information about what does not work well). I further acknowledge and recognize that all Company Information is confidential and proprietary, and shall remain the exclusive property of the Company. To the extent that I have any question as to whether something constitutes Company Information, I agree to obtain the express written permission of my manager before using or disclosing the information in any way. Notwithstanding the foregoing, I understand that the restrictions on my disclosure or use of Company Information described in this paragraph shall not limit in any way any right I may have to disclose or use information pursuant to the National Labor Relations Act (if I am a United States employee) or any other applicable law.

2.
Third Party Information. I understand that the Company has in the past received, and in the future may receive from third parties, confidential or proprietary information (“Third Party Information”), subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During and after my employment with the Company, I will hold all Third Party Information received by me in the strictest confidence and will not disclose it to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use it, except in connection with my work for the Company.

3.
No Improper Use of Information of Prior Employers and Others. During my employment with the Company, I will not improperly use or disclose any confidential information or trade secrets of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring on to Company premises or equipment any proprietary or confidential information or property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. For California employees only: I certify that I have read and completed the Limited Exclusion Notification attached as Exhibit A.

4.
Return of Company Property. When I leave the employ of the Company, I will deliver to the Company (and will not keep in my possession, copy, recreate or deliver to anyone else in whole or in part) any and all items including but not limited to files, drawings, notes, notebooks, memoranda, specifications, records, business plans and forecasts, financial information, sales materials, customer and prospective customer lists, reports, programs, proposals, specifications computer-recorded information (including emails), tangible property (including but not limited to laptop/desktop computers, flash drives, CD-ROMs, cell phones, blackberries, tablets and other PDA devices), building entry/access cards, identification badges and keys, devices, and documents, together with all copies thereof (in whatever medium recorded) and any other property or material containing or disclosing Company Information or Third Party Information. I further agree that any property owned by the Company, wherever located, including disks and other storage media, computers, filing cabinets, desks/desk drawers, or lockers, is subject to inspection by Company personnel at any time during my employment and after, with or without notice.

5.
No Conflicting Employment; Solicitation Restrictions. While employed by the Company, I will not, without the Company’s prior written consent, directly or indirectly engage in any employment, consulting, or other activity which creates or is likely to create an actual or a potential conflict of interest with my employment at the Company or conflict with any of my obligations under this Agreement. In addition, during any period in which I am employed by the Company and for a period of one year thereafter, I shall not directly or indirectly, for myself or on behalf of any other person or entity, in any manner or capacity whatsoever, solicit, approach, recruit, interview, offer to hire or attempt to hire, or in any manner endeavor to entice away any person who is employed by or associated with the Company as an employee, independent contractor or agent. Finally, during any period in which I am employed by the Company and for a period of one year thereafter, I shall not directly or indirectly, for myself or on behalf of any other person or entity, whether as an employee, owner, part-owner, shareholder, officer, director, trustee, partner, member, sole proprietor, consultant, agent, representative, or in any other manner or capacity whatsoever, use Company Information to attempt to call on, solicit or take away any clients or prospects of the Company except on behalf of the Company.

6.
Ownership of Discoveries & Results and Proceeds. Any inventions (whether or not patentable), discoveries, designs, business methods, improvements or works of authorship made by me, alone or jointly with others, and all results and proceeds of my services to the Company (“Results and Proceeds”) at any time during my employment by the Company which are made, conceived, reduced to practice or learned by me in the course and scope of my employment or with the use of the Company’s time, property (whether tangible or intangible), materials or facilities, or relating to any subject matter with which my work for the Company is concerned, are hereby irrevocably and unconditionally assigned to the Company for its benefit and shall be the exclusive property of the Company. Any copyrightable subject matter included in the Results and Proceeds shall be “works made for hire” as that phrase is defined in the Copyright Act of 1976 (17 U.S.C. 101 et seq.). If it is ever determined that any Results and Proceeds cannot be considered “works made for hire” or otherwise cannot be fully assigned to the Company under applicable law, I hereby grant to the Company in perpetuity and on an exclusive and irrevocable basis all worldwide rights of every kind and nature, whether now known or hereafter recognized, in and to such Results and Proceeds to the maximum extent permitted by applicable law. Without limitation of the foregoing, the Company has the exclusive right to obtain and own all patents and copyright registrations with respect to such Results and Proceeds. Neither the expiration nor the termination of this Agreement shall affect the Company’s ownership of or rights in the Results and Proceeds or any intellectual property rights therein. To facilitate the determination of whether any invention, discovery, designs, business methods, improvement or work of authorship is properly transferable to the Company, I will promptly advise it of all inventions, discoveries, improvements or works of authorship made, conceived, reduced to practice or learned by me during the term of my employment and for six months after termination of my employment. I understand that my obligations under this paragraph 6 do not apply to any invention that qualifies fully as a nonassignable invention under Section 2870 of the California Labor Code, as explained in Exhibit A, or any law of any other jurisdiction of similar effect, in each case, to the extent applicable to my inventions. I have completed Exhibit B, which lists all inventions, improvements and other works (“Pre-existing Work”) that I have alone or jointly with others, conceived, developed, reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties. I hereby represent and warrant that there is no Pre-existing Work other than as set forth in Exhibit B. If Exhibit B is not completed, there is no Pre-existing Work for which I claim ownership. I agree that I will not incorporate any Pre-existing Work into any Company works without first obtaining the express, written approval of the Company in each case. To the extent that I incorporate any Pre-existing Work into any Company works, I hereby represent and warrant that I have all necessary rights and authority to do so and hereby grant to the Company the perpetual, irrevocable, non-exclusive, worldwide, royalty-free and sublicensable right to use and exploit such Pre-existing Work for any and all purposes in connection with the Company’s and its affiliates’ and their respective successors’ and assigns’ current and future businesses. For Canadian employees only: I certify that I have read and completed the Acknowledgment and Waiver attached as Exhibit C.

7.
Perfection and Enforcement of Proprietary Rights. I will assist the Company in every proper way at the Company’s request and direction to obtain, perfect and enforce United States, Canadian and foreign patent, copyright, mask work and other intellectual property rights (“Proprietary Rights”) relating to Company Information and/or Results and Proceeds in any and all countries. Without limiting the generality of the foregoing, I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. My obligation to assist the Company pursuant to this paragraph 7 shall continue following the termination of my employment, but the Company shall compensate me at a reasonable rate to be determined by the Company consistent with its ordinary practices after my termination for the time actually spent by me at the Company’s request for such assistance. If the Company or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to obtain my signature for any document required by this paragraph 7, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such documents with the same legal force and effect as if originally executed by me, and I declare that this power of attorney shall be deemed to be coupled with an interest and irrevocable, and may be exercised during any subsequent legal incapacity.

8.
No Continued Employment; Exit Interview. I understand that my employment with the Company is at-will and that this Agreement does not confer any right of continued employment by the Company, and does not limit in any way the Company’s right or my right to terminate my employment at any time, with or without cause. In the event my employment with the Company terminates for any reason, I will, if requested, participate in an exit interview with the Company and reaffirm in writing my obligations as set forth in this Agreement. I agree to provide the Company with the name and address of my new employer, and consent to the Company’s notification to my new employer of my rights and obligations under this Agreement.

9.
Legal and Equitable Remedies. I recognize that my violation of this Agreement exposes the Company to irreparable harm and that the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond, and without prejudice to any other rights and remedies (including recovery of monetary damages) that the Company may have for a breach of this Agreement.

10.
Entire Agreement. This Agreement sets forth the final, complete and exclusive agreement and understanding between the Company and me relating to the subject matter hereof and supersedes all prior agreements, promises, representations or inducements between the Company and me that concern the subject matter of this Agreement. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged.

11.
Severability. If one or more of the provisions in this Agreement are deemed unenforceable by law, then the remaining provisions will continue in full force and effect. Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad or partially invalid, illegal or unenforceable, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear. I agree that a court may rewrite, revise, or edit this Agreement to make it enforceable.

12.
Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company and its successors and its assigns.

13.
Survival. The provisions of this Agreement shall survive the termination of my employment, regardless of the reason for the termination, and the assignment of this Agreement by the Company to any successor in interest or other assignee.

14.
Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

15.	Change in Employment. I agree that any subsequent change in my duties, title, salary or compensation will not affect in any respect the validity, enforceability, or scope of this Agreement.

16.
Governing Law. If I am a United States employee, this Agreement will be governed by the laws of the State of California, without regard to conflicts of law principles. If I am a Canadian employee, this Agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable in that Province, without regard to conflicts of law principles.

I have read this Agreement carefully, and I understand and agree to its terms.

__________________________________________________________________________________
Signature
__________________________________________________________________________________
Richard Beckert

EXHIBIT A
LIMITED EXCLUSION NOTIFICATION
THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the Proprietary Information and Invention Agreement (the “Agreement”) between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

1.	Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company;

2.	Result from any work performed by you for the Company.
To the extent a provision in the Agreement purports to require you to assign an invention otherwise excluded under Section 2872, the provision is against the public policy of this state and is unenforceable.
This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.
I ACKNOWLEDGE RECEIPT of a copy of this notification.

/s/ Richard Beckert	2/11/2020
RICHARD BECKERT	DATE

EXHIBIT B
TO:    TriNet HR Corporation
SUBJECT:    Previous Inventions, Improvements, Creations or Works

1.
Except as listed in Section 2 below, the following is a complete list of all inventions, improvements, creations or works that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company. If I have no inventions to report, I will mark “No Inventions to Report” in the space provided below:

N/A

□	Additional sheets attached.

2.
Due to a prior confidentiality agreement, I cannot complete the disclosure in Section 1 above. Instead, I list the inventions, improvements or works generally, and the party(ies) to whom I owe proprietary rights and a duty of confidentiality:

	Inventions, Improvements, Creations or Works	Parties	Relationship
1.	N/A
2.
3.

□	Additional sheets attached.
I HEREBY REPRESENT AND WARRANT that the contents of this Exhibit B are truthful, accurate and complete.

/s/ Richard Beckert	2/11/2020
RICHARD BECKERT	DATE

Appendix B
RELEASE AGREEMENT
This Release Agreement (this “Agreement”) is entered into as of February 11, 2020 by Richard Beckert (the “Executive”), on the one hand, and TriNet Group, Inc. (the “Company”), on the other hand (the Executive and the Company are referred to collectively as the “Parties”).
1.Release. In consideration of the compensation payable to the Executive under the terms and conditions of the Transition Agreement dated February 11, 2020, by and between the Executive and the Company (the “Transition Agreement”), and for other good and valuable consideration, receipt of which is hereby acknowledged, the Executive, for himself and for his heirs, executors, administrators, trustees and legal representatives, and their respective successors and assigns (collectively, the “Releasors”), hereby releases, remises, and acquits the Company and its subsidiaries and affiliates and all of their respective past, present and future parent entities, subsidiaries, divisions, affiliates and related business entities, any of their respective assets, employee benefit plans or funds, or past, present or future directors, officers, fiduciaries, agents, trustees, administrators, managers, supervisors, shareholders, investors, employees, legal representatives, agents or counsel, and their respective successors and assigns, whether acting on behalf of the Company or its subsidiaries or affiliates or, in their individual capacities (the “Released Party” or “Released Parties”), from any and all claims, known or unknown, which the Releasors have or may have against any Released Parties arising on or prior to the date that the Executive executes this Release, and any and all liability which any such Released Party may have to the Releasors, whether denominated claims, demands, causes of action, obligations, damages or liabilities arising from any and all bases, however denominated, including but not limited to (a) any claim under the Age Discrimination in Employment Act of 1967 (including the Older Workers Benefit Protection Act) (the “ADEA”), the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1964, the Civil Rights Act of 1991, Section 1981 of the Civil Rights Act of 1866, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Immigration Reform and Control Act of 1986, the Employee Retirement Income Security Act of 1974, (excluding claims for accrued, vested benefits under any employee benefit or pension plan of the Company, subject to the terms and conditions of such plan and applicable law), the Uniform Trade Secrets Act, the Sarbanes-Oxley Act of 2002, the Fair Labor Standards Act, the California Fair Employment and Housing Act, the Unruh Civil Rights Act, the California Family Rights Act, and the California Labor, Government, and Business and Professions Codes, all as amended; (b) any and all claims arising from or relating to, as applicable, the Executive’s service as an officer of the Company or any of its subsidiaries or affiliates and the termination or resignation of such officer positions, or the Executive’s employment with the Company or the termination of such employment; (c) all claims related to the Executive’s compensation or benefits from the Company or the Released Parties, including salary, bonuses, commissions, vacation pay, leave pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company or the Released Parties; (d) all claims for breach of contract, wrongful termination and breach of the implied covenant of good faith and fair dealing; (e) all tort claims, including claims for fraud, defamation, privacy rights, emotional distress, and discharge in violation of public policy and all other claims under common law; and (f) all federal, state and local statutory or constitutional claims, including claims for compensation, discrimination, harassment, whistleblower protection, retaliation, attorneys’ fees, costs, disbursements, or other claims (referred to collectively as the “Released Claims”).
The Executive expressly waives all rights afforded by Section 1542 of the Civil Code of the State of California, which states as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” The Executive understands the significance of the Executive’s release of unknown claims and waiver of statutory protection against a release of unknown claims. The Executive expressly assumes the risk of such unknown and unanticipated claims and agrees that this Release applies to all Released Claims, whether known, unknown or unanticipated.
Notwithstanding the foregoing, this Release does not release claims that cannot be released as a matter of law, including any right to file a civil action or complaint with, or otherwise notify, a state agency, other public prosecutor, law enforcement agency, or any court or other governmental entity alleging claims or a violation of rights under the California Fair Employment and Housing Act (FEHA), as well as any right to file a charge with or participate in a charge by the Equal Employment Opportunity Commission (“EEOC”), the Department of Labor, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company. However, by executing this Release, the Executive hereby waives the right to monetary recovery from the Company, no matter how denominated, including, but not limited to, wages, back pay, front pay, compensatory damages or punitive damages, in any proceeding the Executive may bring before the EEOC or any state human rights commission or in any proceeding brought by the EEOC or any state human rights commission on the Executive’s behalf except to the extent that any right to such recovery arises under the FEHA.
In addition, this Release shall not apply to (a) the Executive’s rights under any written agreement between the Executive and the Company that provides for indemnification, the Executive’s rights, if any, to be covered under any applicable insurance policy with respect to any liability the Executive incurred or might incur as an employee, officer or director of the Company, or the Executive’s rights, if any, to indemnification under the by-laws or articles of incorporation of the Company; (b) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive, on the one hand, and Company or any other Released Party, on the other hand, are jointly liable; (c) the Executive’s right to enforce the Transition Agreement or (d) the Executive’s rights, if any, under any equity awards of the Company.
Notwithstanding the foregoing, the Executive understands the significance of the Executive’s release of unknown claims and waiver of statutory protection against a release of unknown claims. The Executive expressly assumes the risk of such unknown and unanticipated claims and agrees that this Release applies to all Released Claims, whether known, unknown or unanticipated, except as otherwise expressly set forth herein.
2.ADEA Waiver. The Executive acknowledges that he is knowingly and voluntarily waiving and releasing any rights the Executive may have under the ADEA, as amended. The Executive also acknowledges that the consideration given for the waiver and release herein is in addition to anything of value to which the Executive was already entitled. The Executive further acknowledges that he has been advised by this writing, as required by the ADEA, that: (a) the Executive’s waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) the Executive has been advised hereby that he has the right to consult with an attorney prior to executing this Agreement; (c) the Executive has up to twenty-one (21) days from the date of this Agreement to execute it (although he may choose to voluntarily execute this Agreement earlier); (d) the Executive has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth day after this Agreement is executed by the Executive, provided that the Company has also executed this Agreement by that date (“Effective Date”); and (f) this Agreement does not affect the Executive’s ability to test the knowing and voluntary nature of this Agreement.
3.No Actions or Claims. Subject to Section 7(a) of the Transition Agreement, the Executive represents that he has not filed any charges, complaints, grievances, arbitrations, lawsuits, or claims against the

Company, with any local, state or federal agency, union or court from the beginning of time to the date of execution of this Agreement and that the Executive will not do so at any time hereafter, based upon events occurring prior to the date of execution of this Agreement. In the event any agency, union, or court ever assumes jurisdiction of any lawsuit, claim, charge, grievance, arbitration, or complaint, or purports to bring any legal proceeding on behalf of the Executive, the Executive will ask any such agency, union, or court to withdraw from and/or dismiss any such action, grievance, or arbitration, with prejudice.
4.Acknowledgements and Representations. The Executive acknowledges and represents that he has not suffered any discrimination or harassment by any of the Released Parties on account of the Executive’s race, gender, national origin, religion, marital or registered domestic partner status, sexual orientation, age, disability, medical condition or any other characteristic protected by law. The Executive acknowledges and represents that he has not been denied any leave, benefits or rights to which the Executive may have been entitled under the FMLA or any other federal or state law, and that the Executive has not suffered any job-related wrongs or injuries for which the Executive might still be entitled to compensation or relief.
5.Mutual Non-Disparagement. Subject to Section 7(a) of the Transition Agreement, the Executive shall not, directly or indirectly, make or cause to be made, any statement that disparages or is likely to harm the reputation of the Company, any of its affiliates, or any of their respective products, services, officers, directors or employees. Truthful statements required to be made by law or in response to legal process shall not violate this Section 5. Notwithstanding Section 8 of this Agreement, the Company shall be entitled to seek injunctive relief in aid of arbitration to enforce the provisions of this Section 5.
6.Miscellaneous.
a.    Assigns. The terms of this Agreement are binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.
b.    Governing Law. This Agreement is, and disputes arising under it are, governed by the laws of the State of California without regard to the principles of conflicts of law that would apply the laws of another jurisdiction.
c.    Severability. Each provision in this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision is ineffective to the extent of such prohibition or invalidity, without prohibiting or invalidating the remainder of the such provision or the remainder of this Agreement.
d.    Entire Agreement; Each Party the Drafter. This Agreement constitutes the entire agreement and complete understanding of the Parties with regard to the matters set forth herein and, except as otherwise set forth in this Agreement, supersedes any and all prior or contemporaneous agreements, understandings, and discussions, whether written or oral, between the parties with regard to such matters. No other promises or agreements are binding unless in writing and signed by each of the parties after the date hereof. Should any provision of this Agreement require interpretation or construction, the entity interpreting or construing this Agreement should not apply a presumption against one party by reason of the rule of construction that a document is to be construed more strictly against the party who prepared the document.
e.    Counterparts. This Agreement may be signed in multiple counterparts, each of which shall be deemed an original. Any executed counterpart returned by facsimile or electronic transmission shall be deemed an original executed counterpart.

7.Notices; Payments. All notices or communications hereunder shall be in writing, and shall be addressed as follows (or to such other address as either Party may have furnished to the other in writing by like notice): (a) To the Company: TriNet Group, Inc., 1100 San Leandro Boulevard, San Leandro, CA 94577, Attn: Chief Legal Officer, (b) To the Executive at the Executive’s home address in the Company’s records. All such notices or communications shall be conclusively deemed to be delivered (i) if sent by hand delivery or by email (to the Company as set forth above), upon receipt, (ii) if sent by overnight courier, one business day after being sent by overnight courier, or (iii) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth day after the day on which such notice or correspondence is mailed.
8.Dispute Resolution. To provide a mechanism for rapid and economical dispute resolution, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to this Agreement (including the Release) or its enforcement, performance, breach, or interpretation, or arising from or relating to the Executive’s employment with the Company or the termination of the Executive’s employment with the Company, will be resolved, to the fullest extent permitted by law, by final, binding, and confidential arbitration held in San Francisco County, California and conducted by JAMS, Inc. (“JAMS”), under its then applicable JAMS Employment Arbitration Rules and Procedures. By agreeing to this arbitration procedure, both the Executive and the Company waive the right to resolve any such dispute through a trial by jury or judge or by administrative proceeding. The Executive will have the right to be represented by legal counsel at any arbitration proceeding at his expense. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The Company will bear all fees for the arbitration, except for any attorneys’ fees or costs associated with the Executive’s personal representation. The arbitrator, and not a court, will also be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy or claim sought to be resolved in accordance with these arbitration procedures. Notwithstanding the provisions of this paragraph, the parties are not prohibited from seeking injunctive relief in a court of appropriate jurisdiction to prevent irreparable harm on any basis, pending the outcome of arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and the state courts of any competent jurisdiction.
The parties agree that the arbitration shall be kept confidential. The existence of the arbitration, any nonpublic information provided in the arbitration, and any submissions, orders or awards made in the arbitration (together, the “Confidential Arbitration Information”) shall not be disclosed to any non-party except the tribunal, JAMS, the parties, their counsel, experts, witnesses, accountants and auditors, insurers and reinsurers, and any other person necessary to the conduct of the arbitration. Notwithstanding the foregoing, a party may disclose Confidential Arbitration Information to the extent that disclosure may be required to fulfill a legal duty, protect or pursue a legal right, or enforce or challenge an award in bona fide legal proceedings. This confidentiality provision survives termination of the contract and of any arbitration brought pursuant to the contract.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Release Agreement effective as of the Effective Date.

TRINET GROUP, INC.

/s/ Burton M. Goldfield
By: Burton Goldfield
Its: Chief Executive Officer

EXECUTIVE

/s/ Richard Beckert
Richard Beckert

REAFFIRMATION PAGE

This page represents your reaffirmation of the commitments set forth in the Release from the date you signed the Release through the date that you sign this reaffirmation, and you hereby agree that the release of claims pursuant to Section 1 of the Release will be extended to cover any act, omission or occurrence occurring up to and including the date you sign this reaffirmation. You will have seven (7) days following your execution of this reaffirmation to revoke your signature by notifying, in writing, to the Board of Directors of the Company of this fact within such seven (7) day period.
I ratify and reaffirm the commitments set forth in the Agreement:

__________________________
Richard Beckert

___________________________
Date